Exhibit 99.1
Financial Data Regarding EGL, Inc. Provided to Potential Financing Sources of CEVA Group Plc

		Three months ended
		March 31,
	Year ended			Twelve months ended
	December 31, 2006	2006	2007	March 31, 2007
Based on amounts in accordance with U.S. GAAP	(unaudited and in $ millions)

EGL EBITDA(1)	129.2	30.8	34.6	133.0
(1)	EGL EBITDA is defined as operating income (defined as net income before net interest, foreign currency gain or loss, other non-operating income or expense, and taxes) before depreciation and amortization. EGL EBITDA is a non-GAAP measure under U.S. GAAP, is not a measure of financial condition, liquidity or profitability and should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EGL EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as investments in our associates, interest and principal payments on our indebtedness, depreciation and amortization expense (because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. We believe that inclusion of EGL EBITDA is appropriate to provide additional information to investors about EGL operating performance and to provide a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Because not all companies calculate EBITDA identically, this presentation of EGL EBITDA may not be comparable to other similarly titled measures of other companies. The following table reconciles the EGL EBITDA calculations presented above to EGL’s net income for the periods presented:

		Three months ended
		March 31,
	Year ended			Twelve months ended
	December 31, 2006	2006	2007	March 31, 2007
Based on amounts in accordance with U.S. GAAP	(unaudited and in $ millions)

Net income	56.3	11.1	17.3	62.5
Income taxes	31.3	7.3	10.1	34.1
Gain on sale of unconsolidated affiliates	(1.0)	—	—	(1.0)
Other income/(expense)	2.6	1.2	(2.5)	(1.1)
Net financial expense	7.3	2.3	1.3	6.3
Depreciation and amortization	32.7	8.9	8.4	32.2

EGL EBITDA	129.2	30.8	34.6	133.0